RESTATED CERTIFICATE OF TRUST

                                       FOR

                     LEHMAN BROTHERS RESERVE LIQUIDITY FUNDS

               (FORMERLY LEHMAN BROTHERS RESERVE LIQUIDITY SERIES)


This Restated Certificate of Trust is being duly executed and filed in accordance with the provisions of the Delaware Statutory Trust Act (12 DEL. C. Sec. 3801 ET SEQ.).


                                    ARTICLE I
                                    ---------

The name of the statutory trust:

                  "Lehman Brothers Reserve Liquidity Funds" (the "Trust")


                                   ARTICLE II
                                   ----------

The name and business address of a trustee of the Trust is:

                  Peter E. Sundman
                  605 Third Avenue, 2nd Floor
                  New York, NY 10158

                                   ARTICLE III
                                   -----------

The Trust is a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. ss. 80a-1 et seq.).


                                   ARTICLE IV
                                   ----------

The address of the registered office of the Trust in the State of Delaware is:

                  Corporation Service Company
                  2711 Centerville Road, Suite 400
                  Wilmington, New Castle County, Delaware 19808


                                    ARTICLE V
                                    ---------

The address of the registered agent for service of process on the Trust in the State of Delaware is:

                  Corporation Service Company
                  2711 Centerville Road, Suite 400
                  Wilmington, New Castle County, Delaware 19808

The name of the registered agent at such address is:

                  Corporation Service Company



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                                   ARTICLE VI
                                   ----------

The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust associated solely with any other series. As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or assets belonging to any other series, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.


                                   ARTICLE VII
                                   -----------

This Restated Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of Delaware.


                                  ARTICLE VIII
                                  ------------

The date of filing of the original certificate of trust:

                  February 15, 2005


     IN WITNESS WHEREOF, the undersigned, being a Trustee, has executed this Restated Certificate of Trust of Lehman Brothers Reserve Liquidity Series as of this 15 day of December 2006.



                  /s/ Peter E. Sundman
                  --------------------
                  Name: Peter E. Sundman
                  Title: Trustee








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